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                                                                    EXHIBIT 99.1

Contact:  Steven T. Downey
          Vice President and Chief Financial Officer
          (502) 596-2140


            DEBRA A. CAFARO NAMED CHIEF EXECUTIVE OFFICER OF VENTAS



     LOUISVILLE, Ky. (March 8, 1999) - Ventas, Inc. (NYSE: VTR) today announced that Debra A. Cafaro has been elected President and Chief Executive Officer, effective immediately. Cafaro will also join the Board of Directors. Cafaro replaces Thomas T. Ladt in each of those positions.

     W. Bruce Lunsford, Chairman, remarked, "Tom Ladt has served as President since May 1998 when Ventas essentially focused its resources on real estate. We have accepted his decision to resign his executive positions and as a member of the Board of Directors with a sound note of appreciation of his leadership during this challenging period. Debra Cafaro brings highly respected capabilities to the position of President and Chief Executive Officer. Her record in directing Ambassador Apartments demonstrates her proven experience in managing a real estate investment trust. We are pleased that she will be joining our management team and look forward to her contributions."

     Cafaro, age 41, most recently served as President and Director of Ambassador Apartments, Inc., a publicly held real estate investment trust. Her responsibilities included the negotiations that led to the merger of Ambassador Apartments with AIMCO (NYSE:AIV) in May 1998. Prior to accepting that position, she was a partner with Barack Ferrazzano Kirschbaum Perlman & Nagelberg, a Chicago-based law firm that she helped found in 1984. Cafaro served as Adjunct Professor, Real Estate and Finance, at Northwestern University School of Law from 1988 to 1992. She is a member of NAREIT, National Multi-Housing Council, American Bar Association and Chicago Bar Association.

     Cafaro received her J.D. cum laude from the University of Chicago Law School and her B.A. magna cum laude from the University of Notre Dame.

     Ventas, Inc. is a real estate investment trust that owns 219 nursing centers, 46 hospitals and 8 personal care facilities in 36 states.